Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-118966

           Prospectus Supplement to Prospectus dated November 24, 2004

                                 1,818,504 Shares

                         Casual Male Retail Group, Inc.

                                  Common Stock

This prospectus supplement updates the prospectus dated November 24, 2004 relating to the offer for sale of up to an aggregate of 1,818,504 shares of common stock of Casual Male Retail Group, Inc. by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption "Selling Securityholders" to reflect (i) a transfer of a warrant to purchase 10,000 shares of common stock from WEC Partners, L.P. to Zeke, LP and (ii) a transfer of a warrant to purchase 120,000 shares of common stock from Hourglass Master Fund, Ltd. to OTA, LLC. The amounts set forth below are based upon information provided to us by the selling stockholder (or their representatives), or on our records, and are accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of March 8, 2006.

                  Number of Shares                    Common Stock Beneficially
                  of Common Stock     Number of Shares  Owned After the Sales
Selling           Beneficially Owned  of Common Stock  ------------------------
Securityholders   Before Any Sale     Subject to Sale   Number *    Percent**
--------------    ------------------  ----------------  -----------------------

WEC Partners, L.P.      N/A                  0            N/A        N/A
Zeke, LP (1)         90,000             90,000              0          -
Hourglass Master
  Fund, Ltd.            N/A                  0            N/A        N/A
OTA, LLC (2)        120,000            120,000              0          -
_____________________

*	Assumes that the selling securityholders will sell all of their shares of common stock subject to sale pursuant to this prospectus and prospectus supplement. We cannot assure you that the selling securityholders will sell all or any of their shares of common stock.

**	Percentage ownership is based on 34,721,610 shares of common stock outstanding as of March 7, 2006, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(1)	Edward N. Antoian, the general partner of Zeke, LP, has voting and dispositive power over securities owned by Zeke, LP.

(2)	Ira M. Leventhal, Senior Managing Director of OTA, LLC, has voting and dispositive power over securities owned by OTA, LLC.

This prospectus supplement is not complete without the prospectus dated November 24, 2004, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

           The date of this prospectus supplement is March 8, 2006.